Horsehead Holding Corp. Announces Second Quarter 2010 Earnings
Pittsburgh, PA, August 9, 2010 — Horsehead Holding Corp. (“Horsehead” or “Company”) (Nasdaq: ZINC), the parent company of Horsehead Corporation and The International Metals Reclamation Company (“INMETCO”), reported consolidated net earnings of $5.7 million for the second quarter of 2010, or $0.13 per diluted share. For the second quarter of 2009, Horsehead had a consolidated net loss of $9.3 million, or $(0.26) per diluted share. Earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, was $13.7 million for the second quarter of 2010 compared to a loss of $10.4 million for the second quarter of 2009.
“The second quarter results reflected a continued increase in demand for our products and services. Zinc prices increased compared to the second quarter of 2009 but declined on a sequential quarter basis,” said Jim Hensler, President and Chief Executive Officer.
“We processed a record 138,000 tons of electric arc furnace (“EAF”) dust during the quarter as we benefited from the startup of the first of two waelz kilns at our new facility in Barnwell, South Carolina. This was also the second quarter that INMETCO was included in our results, which continued to add to our earnings despite the impact of a planned annual outage at the Elwood City, PA. facility during the quarter,” Hensler said.
Second Quarter Highlights
Compared to the same quarter last year:
•	Zinc product shipments increased 8,330 tons, or 29.2%, to 36,860 tons for the quarter.

•	EAF dust receipts increased 61.4% to 137,578 tons for the current quarter, a per annum rate of approximately 550,000 tons.

•	The LME zinc price was $0.92/lb for the second quarter of 2010 compared to $1.04 for the first quarter of 2010 and $0.67/lb for the second quarter of 2009. The LME nickel price was $10.15/lb for the second quarter of 2010 compared to $9.11 for the first quarter of 2010 and $5.89/lb for the second quarter of 2009.

•	Net sales increased $50.9 million, or 107.0%, to $98.5 million. Higher average price realization and the effect of higher shipment volume increased sales $22.0 million and $15.5 million, respectively. INMETCO, acquired on December 31, 2009, added $11.3 million to sales for the current quarter. Current quarter net sales increased by $1.2 million due to non-cash gains related to hedges. In comparison, the second quarter 2009 net sales were reduced by $1.9 million due to non-cash hedging charges.

•	Cost of sales (excluding depreciation) increased $25.9 million, or 48.1%, to $79.8 million. This increase reflects the effect of the higher shipment volume, an increase in commodity price-based feedstock and cost of sales related to INMETCO. The EAF-based feed component of smelter feed decreased to 60.8% for the current quarter, compared to 65.7% for the second quarter of 2009, as smelter production ramped up faster than EAF dust processing. Conversion cost per ton of zinc produced declined 13.7% at the Monaca facility and 7.3% at the recycling facilities, reflecting primarily increased productivity and the effect of cost reduction efforts. INMETCO added $7.6 million to cost of sales for the current quarter.

•	Selling, general and administrative expenses increased $1.0 million to $5.0 million and included $0.7 million associated with INMETCO.

•	The effective income tax rate was 39.5% for the quarter as the estimated effective rate for the year increased to 37.6% from the estimated rate of 35.9% for the first quarter of 2010.

•	Cash generated by operating activities was $2.5 million for the quarter ended June 30, 2010. Investing activities, primarily capital spending, during the quarter used $13.0 million of cash. Cash and cash equivalents were $82.8 million, after excluding $31.3 million of restricted cash, as of June 30, 2010, with $0.3 million of debt.
Shipments and Production Data

	Quarter ended June 30,		Six-months ended June 30,
	2010	2009	2010	2009
Zinc production — tons	34,701	23,818	65,492	47,730
Zinc product shipments — tons	36,860	28,530	70,268	56,191
Zinc contained — tons	33,199	26,031	63,317	51,138
Net sales realization
Zinc products — per lb	$0.97	$0.69	$1.00	$0.64
Zinc products — per lb zinc contained	$1.08	$0.75	$1.11	$0.71
EAF dust receipts — tons	137,578	85,241	272,666	165,644
Nickel remelt alloy shipments — tons	5,951	7,136	13,018	11,467
LME average zinc price — per lb	$0.92	$0.67	$0.98	$0.60
LME average nickel price — per lb	$10.15	$5.89	$9.62	$5.31
Business Outlook
Hensler added, “The level of our EAF dust receipts continues to be strong and we are pleased with the startup of the first kiln at our new EAF dust processing facility in Barnwell, South Carolina. We expect to have construction of the second kiln completed later in the third quarter. Based upon current market conditions we anticipate its startup shortly after completion of construction. We are also pleased with the performance of INMETCO during the second quarter despite taking their annual outage in May. It is expected that INMETCO will continue to operate at full capacity in the near-term even though stainless steel producers have announced intermittent outages. Phase I of our expansion plan is underway at INMETCO, which should yield a 15% increase in capacity. We are awaiting final approval by environmental authorities on some aspects of this project. Full implementation is expected in early 2011.”
As recently announced, an accident occurred at the Company’s Monaca, PA facility on July 22, 2010 which resulted in two fatalities in the plant’s zinc oxide refining facility. The zinc refinery remains shut down pending completion of an investigation and assessment of the damage. Teams from the U.S. Occupational, Safety and Health Administration (OSHA) and the U.S. Chemical Safety & Hazard Investigation Board (CSB) are investigating the cause and the circumstances that may have contributed to the occurrence of this incident. Horsehead is strongly committed to the safety of its employees, contractors and visitors and is cooperating fully with these investigations. In addition, the Company’s insurance underwriters and the Company are conducting their own investigations with the help of independent experts into the cause and the circumstances that contributed to this incident. The United Steel Workers union is also participating in the investigations. All of these investigations are in very preliminary stages. We won’t speculate on the cause until the investigations are completed.
A preliminary assessment of the damage indicates that each of the 10 columns used to produce zinc oxide and refined zinc metal in the refining facility will need to be rebuilt before production can be safely restarted using these columns. It was further determined that the rebuilding process will be delayed pending results from the accident investigations to assure that all safety measures are considered before production begins. The accident investigation may take several weeks to complete. The Company will restart its idled Larvik furnaces in September to begin producing some zinc oxide to serve its customers, however, it is estimated that production capabilities in the refining facility may not be fully restored until early next year. In the meantime, until the full extent and timing of repairs is known, the Company has decided that all employees at the Monaca facility will remain on the payroll and continue to receive benefits.
While the smelting facility and other operations at the Monaca plant remain active, they are operating at a reduced rate. The smelting facility is currently operating five of its six furnaces producing zinc metal. The operating level of the smelter will be adjusted based on market conditions and as operations at the zinc refining facility are restarted. We hope to offset a portion of the lost revenue from zinc oxide with additional zinc metal sales. The Company will pursue recovery of the cost of repairs and the lost profit from its zinc oxide and refined metal during the rebuilding period, subject to customary deductibles, under the Company’s business interruption and property insurance. While the full financial impact of this incident is not known at this time absent insurance recoveries, earnings will be impaired for the remainder of the year. The Company believes that it will continue to have adequate liquidity to support the business.
Horsehead and the facility’s prior owners have operated the Monaca plant for over 80 years and operate the world’s largest refining facility for the production of zinc oxide. Horsehead takes the safety of every worker seriously, and continues its focus on maintaining and continuously improving the safe work environment at the Company. Our commitment to safety is extensive including regular safety training and safety communications for all of our employees, increased investment in safety-related resources and equipment and rigorous investigation of all safety incidents with prompt follow-up. The result has been a steady reduction in the number of accidents in our facilities.
“Our thoughts and prayers continue to go out to the family and friends of Jim Taylor and Corey Keller, who were fatally injured in this incident,” said Horsehead President and CEO Hensler. “We support the initiative taken by the United Steel Workers union in establishing a memorial fund on their behalf. We encourage anyone wishing to make a donation to send a check made payable to the “Keller & Taylor Memorial Fund” and mail it to USW Local 8183, 1445 Market St., Beaver, PA 15009,” Hensler added.
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Monday, August 9, 2010, at 11:00 am EDT to discuss the quarterly results. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (888) 423-3276
International: (612) 332-0636
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 164266 then click Go.
A replay of the call will be available beginning at 1:00 pm EDT on Monday, August 9, 2010 and ending on Monday, August 16, 2010 at 11:59 pm EDT. Dial in instructions for the replay are as follows.
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 164266
About Horsehead
Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations and our expansion plans, our ability to obtain environmental and regulatory approvals, the success of our expansion plans and their impact on our future capacity, the impact of the Monaca incident on our continuing operations and the timing and cost of repairs and the availability and sufficiency of insurance. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net sales	$98,538	$47,612	$195,514	$87,420
Cost of sales (excluding depreciation)	79,848	53,922	156,980	109,317

Gross profit (loss) (excluding depreciation)	18,690	(6,310)	38,534	(21,897)
Depreciation and amortization	4,241	3,653	8,782	7,213
S G & A expenses	4,961	4,043	9,690	7,746

Income (loss) from operations	9,488	(14,006)	20,062	(36,856)
Interest expense	303	607	612	954
Interest and other income	243	117	560	283

Income (loss) before taxes	9,428	(14,496)	20,010	(37,527)
Income tax provision (benefit)	3,720	(5,198)	7,520	(13,420)

Net income (loss)	$5,708	$(9,298)	$12,490	$(24,107)

Earnings (loss) per diluted share	$0.13	$(0.26)	$0.29	$(0.68)

Weighted average diluted shares outstanding	43,662	35,264	43,632	35,259

EBITDA (1)	$13,729	$(10,353)	$28,844	$(29,643)
Balance Sheet Items (unaudited)

	June 30,	December 31,
	2010	2009
Cash and equivalents	$82,784	$95,480
Other current assets	118,005	105,930
Property, plant and equipment, net	208,602	191,307
Other assets	44,962	45,545

Total assets	$454,353	$438,262

Current liabilities	59,915	57,955
Long-term debt	255	255
Other long-term liabilities	35,170	34,635
Stockholders’ equity	359,013	345,417

Total liabilities and stockholders’ equity	$454,353	$438,262

Segment Information (unaudited)

	Quarter ended June 30, 2010
	Horsehead		Corporate and other
	Corporation	INMETCO	reconciling items	Total
Net sales	$87,421	$11,331	$(214)	$98,538
Income before tax	$7,259	$2,169	—	$9,428

	Six months ended June 30, 2010
	Horsehead		Corporate and other
	Corporation	INMETCO	reconciling items	Total
Net sales	$170,167	$25,778	$(431)	$195,514
Income before tax	$13,701	$6,309	—	$20,010

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:
EBITDA

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net income (loss)	$5,708	$(9,298)	$12,490	$(24,107)
Income tax provision (benefit)	3,720	(5,198)	7,520	(13,420)
Interest expense	303	607	612	954
Interest and other (income) expense	(243)	(117)	(560)	(283)
Depreciation and amortization	4,241	3,653	8,782	7,213

EBITDA	$13,729	$(10,353)	$28,844	$(29,643)
Contact info:
Robert D. Scherich
Vice President & CFO
Horsehead Holding Corp.
724.773.9000
SOURCE Horsehead Holding Corp.